Exhibit 99

Investor Contact Kelly Pasterick + 1 212 836-2674 Kelly.Pasterick@alcoa.com	Media Contact Monica Orbe + 1 212 836 2632 Monica.Orbe@alcoa.com

Alcoa Elects Carol Roberts to Board of Directors

NEW YORK, January 23, 2014 – Alcoa (NYSE: AA) today announced that its Board of Directors has elected Carol L. Roberts a director of the Company and member of the Audit Committee of the Board.

Ms. Roberts, 54, is Senior Vice President and Chief Financial Officer of International Paper Company (IP), a global leader in packaging and paper with manufacturing operations in 24 countries and 2012 net sales of $28 billion. Her career spans engineering, manufacturing, business management, human resources and finance, bringing a strong set of cross-functional experiences to the Alcoa Board.

“Carol has been a highly successful leader, delivering proven results at every level from operating mill to global business group,” said Alcoa Chairman and Chief Executive Officer Klaus Kleinfeld. “With her finance and operational experience and passion for developing talent, Carol’s counsel and perspective will further strengthen our Board as we continue the repositioning of Alcoa.”

Before being named CFO in 2011, Ms. Roberts led IP’s largest business, the Industrial Packaging Group. While in that role, she led IP’s acquisition of Weyerhaeuser’s packaging business. As Vice President of People Development for three years, she developed human resources programs that have had a major impact on IP’s talent posture and employee engagement. Ms. Roberts has served in a variety of operational and technical roles since beginning her career with IP in 1981 as an associate engineer at the company’s Mobile, Alabama mill.

Ms. Roberts holds a Bachelor of Science Degree in Mechanical Engineering from Yale University.

About Alcoa

Alcoa is a global innovation leader in lightweight metals, products and solutions. Its technology, expertise and industry reach continue to advance automotive and aerospace transportation, building and construction, consumer electronics and packaging, defense applications across air, land and sea, and the oil and gas industry. Alcoa pioneered the modern-day aluminum industry 125 years ago and today is a leader in delivering value-add products made from a range of lightweight metals and flat-rolled aluminum. Alcoa is also a world leading producer of primary aluminum, as well as the world’s largest miner of bauxite and refiner of alumina. Alcoa has been a member of the Dow Jones Sustainability Index for 12 consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 60,000 people in 30 countries around the world. For more information, visit www.alcoa.com, follow @Alcoa on Twitter at www.twitter.com/Alcoa and follow us on Facebook at www.facebook.com/Alcoa.